Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Place of Incorporation
Shuhai Information Skill (HK) Limited	Hong Kong
Tianjin Information Sea Information Technology Co., Ltd.	China
Shuhai Information Technology Co., Ltd *	China

*	Shuhai Information Technology Co., Ltd is our variable interest entity whose financial statements are included in our consolidated financial statements as a result of a series of agreements which give us, through Tianjin Information Sea Information Technology Co., Ltd., control of the entity and gives us effective ownership of its assets.